Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 17th day of December, 2008, by and between A. SCHULMAN, INC., a Delaware corporation (the “Employer” or “Company”), and Paul F. DeSantis (the “Employee”).
     WHEREAS, the Employer and the Board of Directors of the Company desire to provide for the continued employment of the Employee as a member of the Employer’s management, in the best interest of the Company and its stockholders. The Employee is willing to commit himself to continue to serve the Employer, on the terms and conditions herein provided;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:
     1. DEFINED TERMS
     The definitions of capitalized terms used in this Agreement (unless stated where first used) are provided in Section 20 hereof.
     2. EMPLOYMENT
     The Employer hereby agrees to continue to employ Employee as Vice President, Chief Financial Officer and Treasurer for the Employer, and the Employee hereby accepts such employment on the terms and conditions herein contained.
     3. DUTIES AND CONDITIONS OF EMPLOYMENT
          3.1 DUTIES. The Employee shall devote his entire business time, attention and energies to the Employer and shall not engage in any conduct which shall reflect adversely upon the Employer. The Employee shall perform such duties for the Employer as may be assigned to one in his executive status and capacity by the Chief Executive Officer of the Company or the Board of the Company. The Employee shall serve diligently and to the best of his ability.
     During his employment by the Employer, the Employee shall not, without the Company’s prior written consent, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, except that notwithstanding the foregoing, he may invest his personal funds for his own account; provided that such investment shall be passive and not controlling in any such investment and subject to the provisions of Section 13.2 hereof and provided further that he will not be required to provide any substantial services on behalf of such enterprise. Notwithstanding the foregoing, the Employee may serve on the Boards of Directors of other corporations during the Term as long as the Employee notifies the Employer’s Chief Executive Officer and the Chief Executive Officer determines that such service will not interfere with the performance of Employee’s duties hereunder.

          3.2 CONDITIONS. The Employee shall be provided with suitable office space, furnishings, secretarial and administrative assistance. Without the Employee’s consent, the Employee shall not be required to report principally to an office located more than five hundred (500) miles from his principal office at the date of this Agreement, except to the extent the Employee may be required to report to the Company’s principal office.
     4. TERM OF AGREEMENT; TERMINATION OF EMPLOYMENT; ESCROW DURING DISPUTE
          4.1 TERM OF AGREEMENT. The Employer hereby employs the Employee for a Term commencing as of January 1, 2009 and ending December 31, 2009 (“Initial Term”); provided, however, at the end of the Initial Term and any subsequent Extended Term, this Agreement shall automatically be extended for a term of one (1) year (“Extended Term”) unless either party shall give notice to the other of non-extension not less than thirty (30) days prior to the expiration of the Initial Term or any Extended Term; provided, further, however, that if a Change in Control shall have occurred during the Term of this Agreement, Sections 7 and 8 and 10 through 21 of this Agreement shall continue in effect until at least the end of the Change-in-Control Protective Period (whether or not the Term of the Agreement shall have expired for other purposes).
          4.2 TERMINATION OF EMPLOYMENT. The Company may terminate the employment of the Employee for Cause pursuant to this Agreement. Prior to any Change in Control, the Employee may terminate his employment pursuant to this Agreement if the Employer fails to make full and timely payments of all sums provided for in Sections 5 and 6 hereof (subject to Section 7.2 hereof), or otherwise shall breach its covenants hereunder in any material respect (“Resignation for Cause”). A termination of employment by the Employee due to Resignation for Cause will entitle the Employee to the same benefits as if the Employee’s employment was terminated without Cause.
          4.3 ESCROW DURING A TERMINATION DISPUTE. Prior to any Change in Control, if the Employee shall be terminated for Cause, and, within thirty (30) days of such termination, shall notify the Employer of his intention to adjudicate such termination as improper, the Employer agrees that it will deposit with JP Morgan Chase, Cleveland, Ohio, as Escrow Agent the installments of the Employee’s Base Salary (as provided in Section 5 below) as the same would have become payable but for such termination. In the event of a final adjudication by a tribunal of competent jurisdiction that such termination was not for Cause, then the amounts so deposited in escrow, plus any interest earned by the Escrow Agent thereon, shall be delivered promptly to the Employee. If such adjudication shall be in favor of the Employer, the Escrow Agent shall return the sums so deposited, plus such interest, to the Employer.
     The escrowed salary shall not be deemed to be liquidated damages but the Employer shall be entitled to a credit against any such award to the extent of the sums so delivered to the Employee.

     5. COMPENSATION
     The Employer agrees to pay to the Employee as compensation for his services hereunder a Base Salary initially equal to the fixed annual salary currently being paid to the Employee as shown on the Employer’s employment records, payable in substantially equal weekly, biweekly, bimonthly or monthly installments, as the case may be, in a manner consistent with the Employer’s payroll practices. The Base Salary may be discretionarily increased by the Board from time to time as the Board deems appropriate in its reasonable business judgment. The Base Salary in effect from time to time shall not be decreased during the Term (except as provided in Section 7.2).
     It is understood and agreed that the Employee’s compensation may not be limited to his Base Salary and that the Employee may receive an annual bonus (“Bonus”) in an amount, if any, determined annually by the Employer. During the Initial Term, Employee will be eligible to participate in an annual bonus plan at a target based on 50% of Base Salary.
     The Employee shall also participate in employee compensation and benefit plans available generally to executives of the Employer (including, without limitation, any tax-qualified profit sharing plan, nonqualified profit sharing plan, life insurance plan and health insurance plan) on a level appropriate to his position and shall receive the employee fringe benefits available generally to executives of the Employer (including, without limitation, cellular telephone/pager, laptop computer and printer) in accordance with Employer policies.
     6. EXPENSES
     The Employee is authorized to incur reasonable expenses for promoting the business of the Employer, including expenses for entertainment, travel and similar items. The Employer shall reimburse the Employee in accordance with the Employer’s policy for all such expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures.
     7. PRE-TERMINATION COMPENSATION; DISABILITY
          7.1 NORMAL PRE-TERMINATION COMPENSATION. If the Employee’s employment shall be terminated for any reason during the Term (or, if later, prior to the end of the Change-in-Control Protective Period), the Employer shall pay the Employee’s Base Salary to the Employee through the Date of Termination at the rate in effect at the time the Notice of Termination is given (subject to Section 7.2 hereof) within thirty (30) days following the Date of Termination, together with all compensation and benefits payable to the Employee through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Employer during such period. Subject to Sections 8, 9, 10 and 11 hereof, after completing the expense reimbursements required by Section 6 hereof and making the payments and providing the benefits required by this Section 7, the Employer shall have no further obligations to the Employee under this Agreement.
          7.2 DISABILITY ADJUSTMENT TO BASE SALARY PAYMENTS. During the Term (or, if later, at any time prior to the end of the Change-in-Control Protective Period),

during any period that the Employee is Disabled (but in no event for more than twenty-four (24) months) (the “Disability Period”), the Employer shall pay only sixty percent (60%) of the Employee’s Base Salary to the Employee at the rate in effect at the commencement of any such Disability Period (less amounts, if any, payable to the Employee at or prior to the time of any such Base Salary payment under disability benefit plans of the Employer or under the Social Security disability insurance program). After six (6) months of Disability, the Employer shall have the right to terminate the Employee’s employment pursuant to this Agreement and all Base Salary payments shall cease; provided, however, that the sixty percent (60%) payments pursuant to the foregoing sentence shall continue for the Disability Period. All payments made pursuant to this Section 7.2 shall be made in accordance with the regular payroll practices of the Employer. Except to the extent provided in this Section 7.2, all Base Salary payments to the Employee shall be abated during the Disability Period. Subject to Sections 8, 9, 10 and 11 hereof, after completing the expense reimbursements required by Section 6 hereof and making the payments and providing the benefits required by this Section 7, the Employer shall have no further obligations to the Employee under this Agreement.
     8. NORMAL POST-TERMINATION PAYMENTS; CONTINUATION PAY; TERMINATION PAY; PROMPT PAYMENT
     Whenever used in this Agreement, the word “terminate” or “termination” in connection with the Employee’s employment shall mean the Employee’s “separation from service,” within the meaning of section 409A of the Code and Treasury Regulation section 1.409A-1(h), from the Employer and any person with whom the Employer would be considered a single employer under sections 414(b) and (c) of the Code.
          8.1 NORMAL POST-TERMINATION PAYMENTS. If the Employee’s employment shall be terminated for any reason during the Term of this Agreement (or, if later, prior to the end of the Change-in-Control Protective Period), the Employer shall pay the Employee’s normal post-termination compensation and benefits to the Employee as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Employer’s retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement).
          8.2 CONTINUATION PAY; TERMINATION PAY. Notwithstanding anything to the contrary in Section 7.2, 9.1 or 10.1(A) hereof, if the laws governing this Agreement shall require that the Employer continue to pay or otherwise compensate the Employee for any period of time following termination of the Employee’s employment (“Continuation Pay”) or if such laws require certain amounts of severance pay, termination compensation or the like (collectively, “Termination Pay”), then to the fullest extent permitted by law any payments to the Employee pursuant to Section 7.2, 9.1 or 10.1(A) hereof shall be included in the calculation of Continuation Pay and Termination Pay and such payments shall be deducted from the amount of Continuation Pay or Termination Pay due the Employee.

          8.3 TIME OF PAYMENT.
               (A) Any payments due under Section 5, 6, 7 or 9 hereof or this Section 8 shall be made as specified in such sections and shall be made to the Employee or in accordance with Section 14.2 hereof, as the case may be.
               (B) Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee,” within the meaning of section 409A of the Code and as determined under the Company’s policy for determining specified employees, on the Date of Termination, all payments under this Agreement that are subject to section 409A of the Code and become payable in connection with the Employee’s termination shall not be paid (or commence to be paid) until the first business day of the seventh month following the Date of Termination (or, if earlier, the Employee’s death). The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such postponement period.
     9. POST-TERMINATION PAYMENTS UPON TERMINATION (PRIOR TO A CHANGE IN CONTROL) BY DEATH OR BY THE EMPLOYER WITHOUT CAUSE
          9.1 DEATH BENEFIT. If the Employee’s employment shall be terminated by death during the Term and prior to a Change in Control, then, in addition to the compensation and benefits provided by Sections 7.1 and 8 hereof, within ninety (90) days following the Employee’s death, the Employer shall pay a lump sum amount equal to sixty percent (60%) of the Base Salary for twenty-four (24) months in accordance with Section 14.2.
          9.2 TERMINATION BY THE EMPLOYER WITHOUT CAUSE. If the Employer shall terminate the Employee’s employment during the Initial Term or any Extended Term and prior to a Change in Control, without Cause (and not for Disability or in connection with the Employee’s death), the Employer shall pay the Employee commencing within sixty (60) days following termination, in consideration of Employee’s obligations under Section 13.2, and only if those obligations continue to be met during this payment period: (a) his Base Salary for a period of one (1) year in accordance with Employer’s regular payroll practices; and (b) a bonus payment in a lump sum equal to one-half (1/2) times the average annual Bonus paid to the Employee during the most recent five (5) calendar years of the Employee’s employment by the Company or such shorter period during which Employee has been employed, if less than five (5) years.
     10. SEVERANCE PAYMENTS; EXCISE TAX GROSS-UP
          10.1 SEVERANCE PAYMENTS. The Employer shall pay the Employee the payments described in this Section 10.1 (the “Severance Payments”) upon the termination of the Employee’s employment following a Change in Control and prior to the end of the Change-in-Control Protective Period, in addition to any payments and benefits to which the Employee is entitled under Sections 5, 6, 7 and 8.1 hereof, unless such termination is (i) by the Employer for Cause, (ii) by reason of death or Disability, or (iii) by the Employee without Good Reason. For purposes of this Agreement, the Employee’s employment shall be deemed to have been terminated by the Employer without Cause following a Change in Control or by the Employee with Good Reason following a Change in Control, as the case may be, if (i) the Employee’s employment is terminated without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Employer the consummation of which would constitute a Change in Control, (ii) the Employee terminates his employment with Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Employee’s employment is terminated by the Employer without Cause prior to a Change in Control (but following a Potential Change in Control) and such termination is otherwise in connection with or in anticipation of a Change in Control which actually occurs. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Employee shall be presumed to be correct unless the Employer establishes to the Committee by clear and convincing evidence that such position is not correct.
               (A) In lieu of any further salary payments to the Employee for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Employee, the Employer shall pay to the Employee a lump sum severance payment, in cash, equal to three (3) times the sum of (i) the higher of the Employee’s Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or the Employee’s Base Salary in effect immediately prior to the Change in Control, and (ii) the higher of the annual Bonus earned by the Employee in respect of the Employer’s fiscal year immediately preceding that in which the Date of Termination occurs, or the average annual Bonus so earned in respect of the three fiscal years immediately preceding that in which the Change in Control occurs. One-third of this lump sum severance payment shall be in consideration of Employee’s obligations under Section 13.2.
               (B) Notwithstanding any provision of any annual incentive plan to the contrary, the Employer shall pay to the Employee a lump sum amount, in cash, equal to the sum of (i) any annual incentive compensation which has been allocated or awarded to the Employee for a completed fiscal year preceding the Date of Termination and which, as of the Date of Termination, is contingent only upon the continued employment of the Employee to a subsequent date, and (ii) a pro rata portion to the Date of Termination of a deemed annual bonus for the Employer’s fiscal year in which the Date of Termination occurs, calculated by multiplying (i) the higher of the annual Bonus earned by the Employee with respect to the immediately preceding fiscal year or the average annual Bonus earned by the Employee with respect to the immediately preceding three fiscal years of the Employer by (ii) the fraction obtained by dividing the number of days in the fiscal year of the Employer in which termination occurs up to and including the Date of Termination by 365.
               (C) For the thirty-six (36) month period immediately following the Date of Termination, the Employer shall arrange to provide the Employee with life, disability, accident and health insurance benefits substantially similar to those which the Employee is receiving immediately prior to the Notice of Termination (without giving effect to any amendment to such benefits made subsequent to a Change in Control, which amendment adversely affects in any manner the Employee’s entitlement to or the amount of such benefits); PROVIDED, HOWEVER, that, unless the Employee consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Employee pursuant to this Section 10.1(C) shall be reduced to the extent comparable benefits are actually received by or made available to the Employee without cost during the thirty-six (36)

month period following the Employee’s termination of employment (and any such benefits actually received by or made available to the Employee shall be reported to the Employer by the Employee). Notwithstanding the foregoing, any benefits or payments provided under this Section 10.1(C) shall be subject to the following: (i) the amount of expenses eligible for reimbursement or benefits provided under this Section 10.1(C) during any taxable year of the Employee may not affect the expenses eligible for reimbursement or the benefits to be provided to the Employee in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or such benefits may not be subject to liquidation or exchange for another benefit.
          10.2 EXCISE TAX GROSS-UP.
               (A) Notwithstanding any other provisions of this Agreement, in the event that any payment, benefit or right paid or distributed, or treated as paid or distributed, to or for the benefit of the Employee in connection with a Change in Control or termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Employer, any Person whose actions result in a Change in Control or any Person affiliated with the Employer or such Person) (each such payment, benefit and right, including any Severance Payment, being hereinafter referred to as a “Payment” and, collectively, “Payments”) is subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) equal to the Excise Tax imposed upon the Payments.
               (B) Subject to the provisions of Section 10.2(C), all determinations under this Section 10.2, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by a certified public accounting firm which was, immediately before the Change in Control, the Employer’s certified public accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to both the Employer and the Employee within ten (10) business days after receipt of notice from the Employer or the Employee that there has been a Payment, or such earlier time as is requested by the Employer. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. The initial Gross-Up Payment determined pursuant to this Section 10.2(B) shall be paid by the Employer to the Employee within five (5) days after it receives the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding on the Employer and the Employee. Notwithstanding the foregoing, as a result of uncertainty in applying section 4999 of the Code, it is possible that the Employer will not have made Gross-Up Payments that it should have made hereunder (an “Underpayment”). If the Employer exhausts its remedies pursuant to Section 10.2(C) and the Employee thereafter is required to pay any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, inform the Employer and the Employee of the Underpayment in writing, and, within five (5) days of receiving such written report, the Employer shall pay the amount of such Underpayment to the Employee.
               (C) The Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than five (5) business days after the Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is required to be paid.

The Employee shall not pay such claim before the expiration of thirty (30) days following the date on which he gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such is due). If the Employer notifies the Employee in writing before the expiration of such thirty (30) day period that it desires to contest such claim, the Employee shall (i) give the Employer any information reasonably requested by the Employer relating to such claim, and (ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Employer, provided that the Employer shall pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any tax, including interest and penalties, imposed as a result of such representation and payment of costs and expenses. The Employer shall control all proceedings in connection with such contest and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any appropriate administrative tribunal or court, as the Employer shall determine; provided, that if the Employer directs the Employee to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any tax, including interest or penalties, imposed with respect to such advance. The Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Employee shall be entitled to settle or contest any other issue.
               (D) If, after the Employee receives an advance by the Employer pursuant to Section 10.2(C), the Employee becomes entitled to receive a refund claimed pursuant to such Section 10.2(C), the Employee shall (subject to the Employer’s complying with the requirements of such Section 10.2(C)) promptly pay to the Employer the amount of such refund (together with any interest thereon, after taxes applicable thereto). If, after the Employee receives an amount advanced by the Employer pursuant to Section 10.2(C), a determination is made that the Employee shall not be entitled to any refund claimed pursuant to such Section 10.2(C), and the Employer does not notify the Employee in writing of its intent to contest such denial of refund before the expiration of thirty (30) days after such determination, the Employee shall not be required to repay such advance, and the amount of such advance shall offset, to the extent thereof, the amount of the required Gross-Up Payment.
               (E) Notwithstanding anything in this Section 10.2 to the contrary, any Gross-Up Payment under this Section 10.2 shall be made by December 31 of the calendar year immediately following the calendar year in which the Employee remits the related Excise Tax.
          10.3 Except as provided in Section 8.3 hereof, the payments provided in Sections 10.1(A) and (B) hereof shall be made within sixty (60) days following the later of (A) the Date of Termination or (B) the Change in Control.
          At the time that payments are made under this Section, the Employer shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Employer has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

          10.4 The Employer also shall pay to the Employee all legal fees and expenses incurred by the Employee (i) in disputing in good faith any issue relating to the termination of the Employee’s employment following a Change in Control and prior to the end of the Change-in-Control Protective Period, (ii) in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or (iii) in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require.
          10.5 In consideration of, and as a pre-condition to, receipt of any of the payments or benefits set forth in this Section 10 or under Section 9 hereof, Employee shall execute and deliver to Employer a written release no later than thirty (30) days after the event of termination, in a manner compliant with the respective requirements for release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, pursuant to which Employee shall fully and forever surrender, release, acquit and discharge the Employer, and its principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees, successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them (collectively, “Released Parties”), of and from any and all claims for costs of attorneys’ fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of Employee’s employment with the Employer or any of the Companies, Employee’s relationship with the Employer or any of the Companies and/or any termination of Employee’s employment relationship and any and all claims which were or could have been asserted in any charge, complaint, or related lawsuit. Notwithstanding the foregoing, no such release shall constitute a waiver of, or in any manner restrict or limit, the Employee’s rights of indemnification relating to his status as an officer of the Employer, whether arising under Delaware law, contractually, or under Employer’s insurance coverage.

     11. TERMINATION PROCEDURES
          11.1 NOTICE OF TERMINATION. During the Term (and, if longer, until the end of the Change-in-Control Protective Period), any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 15 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. Further, with respect to any purported termination of the Employee’s employment after a Change in Control and prior to the end of the Change-in-Control Protective Period, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Employee was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
          11.2 DATE OF TERMINATION. “Date of Termination,” with respect to any purported termination of the Employee’s employment during the Term (and, if longer, prior to the end of the Change-in-Control Protective Period), shall mean the date of the Employee’s “separation from service” within the meaning of section 409A of the Code and Treasury Regulation section 1.409A-1(h). Any Notice of Termination relating to a termination for Disability shall be provided thirty (30) days prior to the Date of Termination (provided that the Employee shall not have returned to the full-time performance of the Employee’s duties during such thirty (30) day period). Any Notice of Termination relating to the termination of the Employee’s employment by the Employer for any other reason shall be provided not less than thirty (30) days prior to the Date of Termination (except in the case of a termination for Cause). Any Notice of Termination relating to the termination of the Employee’s employment by the Employee for any other reason shall be provided not less than fifteen (15) days nor more than sixty (60) days prior to the Date of Termination.
     12. NO MITIGATION
     The Employer agrees that, if the Employee’s employment with the Employer terminates following a Change in Control and prior to the end of the Change-in-Control Protective Period, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Employer pursuant to Section 10 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 10.1(C) hereof) shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Employer, or otherwise.
     13. CONFIDENTIALITY; NON-COMPETITION AND NON-SOLICITATION

          13.1 CONFIDENTIALITY. The Companies’ methods, plans for doing business, processes, pricing, compounds, customers and supplies are vital to the Companies and, to the extent not made public by the Companies, constitute confidential information subject to the Companies’ proprietary rights therein. The Employee covenants and agrees that during the Term and at all times thereafter, the Employee will not, directly or indirectly, make known, divulge, furnish, make available or use, otherwise than in the regular course of the Employee’s employment by the Employer, any invention, product, process, apparatus or design of any of the Companies, or any knowledge or information in respect thereof (including, but not limited to, business methods and techniques), or any other confidential or so-called “insider” information of any of the Companies. This covenant shall apply without regard to the time or circumstances of any termination of the Employee’s employment.
          13.2 NON-COMPETITION AND NON-SOLICITATION. The Employee covenants and agrees that during the period of one (1) year following any termination of the Employee’s employment, the Employee will not, directly or indirectly, either as an individual for the Employee’s own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise:
          (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Employer or the Companies; or
          (ii) engage or participate in or finance, aid or be connected with any enterprise which competes with the business of the Companies, or any of them.
     The geographical limitations of the foregoing shall include any country in which the Companies or any of them shall be doing business as of such date of such termination.
          13.3 The Employee acknowledges that the covenants contained in this Section 13 are of the essence of this Agreement and said covenants shall be construed as independent of any other provisions of this Agreement. Recognizing the irreparable nature of the injury that could result from the Employee’s violation of any of the covenants and agreement to be performed and/or observed by the Employee pursuant to the provisions of this Section 13, and that damages would be inadequate compensation, it is agreed that any violations by the Employee of the provisions of this Section 13, shall be the proper subject for immediate injunctive and other equitable relief to the Employer.
     14. SUCCESSORS; BINDING AGREEMENT
          14.1 In addition to any obligations imposed by law upon any successor to the Employer, the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to terminate the Employee’s employment for Good Reason after a Change in Control.

Except as provided in this Section 14.1, this Agreement shall not be assignable by either party without the written consent of the other party hereto.
          14.2 This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amount would still be payable to the Employee hereunder (other than amounts which, by their terms, terminate upon the death of the Employee) if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.
     15. NOTICES
     For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Employee, to the address shown for the Employee in the personnel records of the Employer and, if to the Employer, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Employer:
Cathy Brown, Director of Human Resources
A. Schulman, Inc.
P.O. Box 1710
Akron, Ohio 44309-1710
With a copy to:
J. Bret Treier
Vorys, Sater, Seymour and Pease LLP
106 South Main Street, Suite 1100
Akron, Ohio 44308
     16. MISCELLANEOUS
     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, except as expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Employee has agreed. The obligations of the Employer and the Employee under this Agreement which by their nature may require (partial or total) performance after the expiration of the Term or the Change-in-Control Protective Period (including, without limitation, those under Sections 5 through 11 and Section 13 hereof) shall survive such expiration.
     17. VALIDITY
     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     18. COUNTERPARTS
     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     19. SETTLEMENT OF DISPUTES AFTER CHANGE IN CONTROL; ARBITRATION
     After a Change in Control and prior to the end of the Change-in-Control Protective Period, all claims by the Employee for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Employee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Employee for a review of the decision denying a claim and shall further allow the Employee to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Employee’s claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Akron, Ohio, in accordance with the rules of the American Arbitration Association with respect to employment disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Employee shall be entitled to seek specific performance of the Employee’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
     20. DEFINITIONS
     For purposes of this Agreement, the following terms shall have the meanings indicated below:
     (A) “Accounting Firm” shall have the meaning stated in Section 10.2(B) hereof.

     (B) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
     (C) “Board” shall mean the Board of Directors of the Employer.
     (D) “Cause” for termination by the Employer of the Employee’s employment shall mean the following:
          (i) any act of fraud, embezzlement, misappropriation or conversion by the Executive of the assets or business opportunities of the Employer;
          (ii) conviction of the Employee of (or plea by the Executive of guilty to) a felony (or a misdemeanor that originally was charged as a felony but was reduced to a misdemeanor as part of a plea bargain);
          (iii) intentional and repeated material violations by the Employee of the Employer’s written policies or procedures or intentional and material breach of any contract with or violation of any legal obligation owed to the Employer provided that a breach or violation shall be considered intentional and material only if the Employee fails to cure to the best of the Employee’s ability such breach within thirty (30) days after delivery to the Employee of a written notice from the Board specifying such breach; or
          (iv) willful engagement in gross misconduct or intentional misrepresentation that is materially and demonstrably injurious to the Employer, provided that such breach is not cured within thirty (30) days after delivery to the Employee of a written notice requesting cure.
     For purposes of the above definition, no act or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s act or failure to act, was in the best interest of the Employer. In the event of a dispute concerning the application of the definition of Cause, no claim by the Employer that Cause exists shall be given effect unless the Employer establishes to the Committee by clear and convincing evidence that Cause exists.
     (E) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
          (i) the acquisition by any person (as defined under section 409A of the Code), or more than one person acting as a group (as defined under section 409A of the Code), of stock of the Company that, together with the stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;
          (ii) the acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;

          (iii) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
          (iv) the acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
     This definition of Change in Control shall be interpreted in a manner that is consistent with the definition of “change in control event” under section 409A of the Code and the Treasury Regulations promulgated thereunder.
     Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Employer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Employer immediately following such transaction or series of transactions.
     Further, notwithstanding the foregoing, any event or transaction which would otherwise constitute a Change in Control (a “Transaction”) shall not constitute a Change in Control for purposes of this Agreement if, in connection with the Transaction, the Employee participates as an equity investor in the acquiring entity or any of its affiliates (the “Acquiror”). For purposes of the preceding sentence, the Employee shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to the Employee of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the Employer into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Employer immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and similar matters, (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Employer, or (iii) passive ownership of less than three percent (3%) of the stock of the Acquiror.
     (F) “Change-in-Control Protective Period” shall mean the period from the occurrence of a Change in Control until the second anniversary of such Change in Control.
     (G) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     (H) “Committee” shall mean (i) the individuals (not fewer than three in number) who, immediately prior to a Potential Change in Control, constitute the Compensation Committee of the Board, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)); provided, however, that the maximum number of individuals constituting the Committee shall not exceed five.
     (I) “Companies” shall mean, collectively, the Employer and each entity which is now and hereafter shall become a subsidiary of, or a parent of, the Employer, together with their respective successors and assigns.
     (J) “Continuation Pay” shall mean those payments so described in Section 8.2 hereof.
     (K) “Date of Termination” shall have the meaning stated in Section 11.2 hereof.
     (L) “Disability” or “Disabled” shall mean: (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer; or (iii) the Employee is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.
     (M) “Disability Period” shall have the meaning stated in Section 7.2 hereof.
     (N) “Employee” shall mean the individual named in the first paragraph of this Agreement.
     (O) “Employer” shall mean A. Schulman, Inc. and, except in determining under Section 20(E) hereof whether or not any Change in Control of the Employer has occurred, any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     (P) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     (Q) “Excise Tax” shall have the meaning stated in Section 10.2(A) hereof.
     (R) “Good Reason” for termination by the Employee of the Employee’s employment shall mean the occurrence (without the Employee’s express prior written consent) after any Change in Control, or after any Potential Change in Control and prior to the end of the Change in Control Protective Period, of any one of the following acts by the Employer, or failures by the Employer to act, unless, in the case of any act or failure to act described in paragraph (i), (v), (vi) or (vii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

     (i) the assignment to the Employee of any duties inconsistent with the Employee’s status as an executive officer of the Employer or a substantial adverse alteration in the nature or status of the Employee’s responsibilities from those in effect immediately prior to the Change in Control (other than any such alteration primarily attributable to the fact that the Employer may no longer be a public company);
     (ii) a reduction by the Employer in the Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all executives of the Employer and all executives of any Person in control of the Employer;
     (iii) the relocation of the Employer’s principal executive offices to a location more than fifty (50) miles from the location of such offices immediately prior to the Change in Control or the Employer’s requiring the Employee to be based anywhere other than the Employer’s principal executive offices except for required travel on the Employer’s business to an extent substantially consistent with the Employee’s present business travel obligations;
     (iv) the failure by the Employer, without the Employee’s consent, to pay to the Employee any portion of the Employee’s current compensation, or to pay to the Employee any portion of an installment of deferred compensation under any deferred compensation program of the Employer, within seven (7) days of the date such compensation is due;
     (v) the failure by the Employer to continue in effect any compensation plan in which the Employee participates immediately prior to the Change in Control which is material to the Employee’s total compensation, including but not limited to the Employer’s 2006 Incentive Plan and Nonqualified Profit Sharing Plan or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Employer to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, as existed at the time of the Change in Control;
     (vi) the failure by the Employer to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Employer’s pension, life insurance, medical, health and accident, or disability plans in which the Employee was participating at the time of the Change in Control, the taking of any action by the Employer which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by the Employee at the time of the Change in Control, or the failure by the Employer to provide the Employee with the number of paid vacation days to which the Employee is entitled on the basis of years of service with the Employer in accordance with the Employer’s normal vacation policy in effect at the time of the Change in Control; or

     (vii) any purported termination of the Employee’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 11.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.
     The Employee’s right to terminate the Employee’s employment for Good Reason shall not be affected by the Employee’s incapacity due to physical or mental illness. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
     For purposes of any determination regarding the existence of Good Reason, any claim by the Employee that Good Reason exists shall be presumed to be correct unless the Employer establishes to the Committee by clear and convincing evidence that Good Reason does not exist.
     (S) “Gross-Up Payment” shall have the meaning stated in Section 10.2(A) hereof.
     (T) “Notice of Termination” shall have the meaning stated in Section 11.1 hereof.
     (U) “Payment” and “Payments” shall have the meaning stated in Section 10.2(A) hereof.
     (V) “Person” shall have the meaning given in Section 3(a) (9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Employer or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Employer in substantially the same proportions as their ownership of stock of the Employer.
     (W) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
     (i) the Employer enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
     (ii) the Employer or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
     (iii) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Employer representing 15% or more of either the then outstanding shares of common stock of the Employer or the combined voting power of the Employer’s then outstanding securities; or
     (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
     (X) “Severance Payments” shall mean those payments described in Section 10.1 hereof.

     (Y) “Term” shall mean the Initial Term and any Extended Term as described in Section 4.1 hereof.
     (Z) “Termination Pay” shall mean those payments so described in Section 8.2 hereof.
     (AA) “Underpayment” shall have the meaning stated in Section 10.2(B) hereof.
     21. SECTION 409A OF THE CODE
     It is intended that this Agreement comply with section 409A of the Code and the Treasury Regulations promulgated thereunder (and any subsequent notices or guidance issued by the Internal Revenue Service), and this Agreement will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Employee.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed (the corporate signatory by the respective officer duly authorized) as of the day and year first above written.

EMPLOYEE:	EMPLOYER:

/s/ Paul F. DeSantis	A. Schulman, Inc.

Name: Paul F. DeSantis	By:	/s/ Joseph M. Gingo Joseph M. Gingo